CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (33-79894, 33-87104, 33-89642, 33-98806, 333-25879, 333-47821) on Form S-8 of
Onsite Energy Corporation of our report dated September 9, 2000, relating to the consolidated balance sheet of Onsite Energy Corporation and subsidiaries as of June 30, 2000 and the related statements of operations, shareholders' equity (deficit) and cash flows for the years ended June 30, 2000 and 1999 which report appears in the June 30, 2000 annual report on Form 10-KSB of Onsite Energy Corporation.


/s/ HEIN + ASSOCIATES LLP

HEIN + ASSOCIATES LLP
Certified Public Accountants


Orange, California
October 10, 2000